EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio in excess
of the 99 consecutive series
or portfolios permitted by
the form.

Series Number	Series Name
Is this the last filing for
this series? (Y or N)

102     	Robinson
Opportunistic Income Fund	N
103		Braddock
Multi-Strategy Income Fund	N
105 		Berwyn Fund	N
106 		Berwyn Income
Fund			        N
107 		Berwyn
Cornerstone Fund		N

Please refer to the Robinson
Opportunistic Income Fund,
Braddock Multi-Strategy
Income Fund, Berwyn Fund,
Berwyn Income Fund and Berwyn
Cornerstone Fund semi-annual
reports to shareholders dated
June 30, 2016, to be filed on
Form N-CSRS for additional
information concerning the
Fund.